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                                  Exhibit (11)

                             Opinion of Ropes & Gray



                                       71
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                            [ROPES & GRAY LETTERHEAD]

                                October 19, 2000




One Group Mutual Funds
1111 Polaris Parkway
P.O. Box 710211
Columbus, OH  43271-0211

Ladies/Gentlemen:

         You have registered under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest of One Group Mutual Funds ("Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). You propose to file a combined proxy/registration statement on Form N-14 with respect to certain units of beneficial interest of the Trust ("Shares").

         We have examined your Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that the issue and sale of the Shares have been duly authorized under Massachusetts law. Upon the original issue and sale of the Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares will be validly issued, fully paid and non-assessable.

         One Group Mutual Funds is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

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One Group Mutual Funds
October 19, 2000
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         We understand that this opinion is to be used in connection with the filing of the N-14. We consent to the filing of this opinion with and as part of your N-14.


                                       Sincerely,

                                       /s/ Ropes & Gray

                                       ROPES & GRAY